EXHIBIT 5
May 5, 2017

Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203

Re:	Healthcare Realty Trust Incorporated
Ladies and Gentlemen:

In our capacity as special securities counsel to Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), we have examined the Registration Statement on Form S-3 (Registration No. 333-216102) filed by the Company under the Securities Act of 1933, as amended, the related Prospectus dated February 16, 2017 (the “Prospectus”), as supplemented by the Prospectus Supplement dated May 5, 2017 (the “Prospectus Supplement”), relating to the offering of 5,868,697 shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock referred to in the Prospectus Supplement, to the extent actually issued and sold in the manner and on the terms described in (a)(i) the Sales Agreement, dated February 19, 2016, as amended on May 5, 2017, by and between the Company and Barclays Capital Inc., (ii) the Equity Distribution Agreement, dated February 19, 2016, as amended on May 5, 2017, by and between the Company and BB&T Capital Markets, a division of BB&T Securities, LLC, (iii) the Sales Agreement, dated February 19, 2016, as amended on May 5, 2017, by and between the Company and BMO Capital Markets Corp., (iv) the Controlled Equity Offering Sales Agreement, dated February 19, 2016, as amended on May 5, 2017, by and between the Company and Cantor Fitzgerald & Co., (v) the Sales Agreement, dated February 19, 2016, as amended on May 5, 2017, by and between the Company and Credit Agricole Securities (USA) Inc., and (vi) the Sales Agreement, dated May 5, 2017, by and between the Company and Fifth Third Securities, Inc., (b) the Prospectus and (c) the Prospectus Supplement, will be duly authorized and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

The foregoing opinion is limited to matters arising under the Maryland General Corporation Law as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Prospectus or the Prospectus Supplement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Waller Lansden Dortch & Davis, LLP